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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION:

Darryl G. Schimeck
Chairman and Chief Executive Officer
NSC Corporation
(630) 261-4100

FOR IMMEDIATE RELEASE


               NSC CORPORATION ANNOUNCES AMENDED MERGER AGREEMENT

Boston, May 11, 1999 -- NSC Corporation (NASDAQ: NSCC) today announced that it has entered into an amendment to its existing merger agreement with NSC Holdings, Inc. Under the amendment, the consideration payable to NSC's stockholders in the proposed Holdings merger has been increased to $1.25 per share. NSC has terminated discussions with the investor group which, as previously announced, had offered to acquire NSC for $1.25 per share.

Darryl Schimeck, NSC's Chairman and Chief Executive Officer, stated: "We are obviously pleased to have entered into this amendment. In accordance with our agreement with Holdings, we have terminated discussions with the other investor group. We look forward to a prompt closing of the Holdings transaction."

NSC Corporation is a recognized leader in the specialty contracting industry, providing industrial dismantling, decontamination and decommissioning, surface cleaning and hazardous material control to industrial, commercial, governmental and institutional facilities. Other services include asbestos and lead abatement, insulation services and indoor air quality services. NSC has offices nationwide and a staff of more than 1,200 employees.